Exhibit 99.(d)(v)

Execution Version

Thoma Bravo Fund XIV, L.P.
600 Montgomery Street, 20th Floor
San Francisco, CA 94111

June 27, 2021

Project Quick Parent, LLC

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

Re:	Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of Thoma Bravo Fund XIV, L.P., a Delaware limited partnership (the “Investor”), subject to the terms and conditions hereof, to purchase, or cause an assignee permitted by Paragraph 4 of this Agreement to purchase, directly or indirectly, equity securities of Project Quick Parent, LLC, a Delaware limited liability company (“Parent”), at or immediately prior to the Closing. It is contemplated that pursuant to the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Parent, Project Quick Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and QAD Inc., a Delaware corporation (the “Company”), Parent shall acquire the Company through the merger of Merger Sub with and into the Company. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.	Upon the terms and subject to the conditions set forth herein, the Investor hereby commits to purchase, or cause an assignee permitted by Paragraph 4 of this Agreement to purchase, directly or indirectly, at or immediately prior to the Closing $1,626,900,000 of equity securities of Parent in the aggregate (the “Commitment”), solely for the purpose of allowing Parent and/or Merger Sub to fund the Required Amount, which amount will be used to fund the consummation of the transactions contemplated by and in accordance with the Merger Agreement. Subject to the conditions set forth in Paragraph 2 below, the Investor will fund, or cause to be funded, the Commitment at or immediately prior to the Closing on the Closing Date in connection with the substantially simultaneous issuance to the Investor of the equity of Parent or an affiliated parent entity of Parent. Notwithstanding anything else to the contrary in this Agreement, the cumulative liability of the Investor under this Agreement shall not exceed the Commitment. The obligations of the Investor to fund the Commitment may be reduced by the Investor on a dollar-for-dollar basis solely to the extent that Parent does not require all of the equity financing committed hereunder to consummate the transactions contemplated by the Merger Agreement and to full and timely fund the Required Amount; provided that, (i) any such reduction will occur concurrently with, and will be conditioned on the consummation of, the Closing and (ii) in no event may the Commitment be reduced in a manner that would adversely affect, impair, prevent or delay the consummation of the transactions contemplated by the Merger Agreement.

2.	The Investor’s obligations under this Agreement, including the obligations of the Investor to fund the Commitment, are subject to: (a) the execution and delivery of the Merger Agreement and (b) the satisfaction or written waiver by the parties, as applicable, of each of the conditions to the parties’ obligations to consummate the transactions contemplated by the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions at the Closing), and the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement. For the avoidance of doubt, the obligations of Parent under the Merger Agreement shall be determined in accordance with the terms thereof, and nothing in this Agreement shall amend, modify, or waive any of the terms of the Merger Agreement or any defenses that Parent may have to any assertion of liability or obligation against it under the Merger Agreement.

June 27, 2021

3.	This Agreement and the obligation of the Investor to fund the Commitment, or cause the Commitment to be funded, shall automatically and immediately terminate upon the earliest to occur of (a) the consummation of the Closing and the payment of the Required Amount in accordance with the Merger Agreement (at which time the obligations with respect to the Commitment shall be discharged) and (b) the termination of the Merger Agreement in accordance with its terms. Paragraphs 3, 5, 6, 7 and 11 shall remain in full force and effect, notwithstanding any termination of this Agreement.

4.	(i) The rights and obligations set forth herein shall not be assignable by Parent without the Investor’s and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of each of the Investor and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment, (ii) the rights of the Company hereunder shall not be assignable by the Company without the Investor’s and Parent’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Investor and Parent and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment, (iii) the obligations of the Investor hereunder shall not be assignable by the Investor without Parent’s and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of each of Parent and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided that Investor may assign one or more portions of its Commitment to any of its Affiliates or to any fund or entity advised by Investor or its Affiliates; provided further, that, in the case of each of the preceding clauses (i) through (iii) no such assignment shall (i) adversely affect, impair, prevent or delay the consummation of the transactions contemplated by the Merger Agreement or (ii) relieve Investor of any of its obligations hereunder. Any transfer or assignment in violation of the preceding sentence shall be null and void and of no force or effect. This Agreement, the Merger Agreement and the Guarantee, dated as of the date hereof, by the Guarantor set forth therein in favor of the Company, set forth the entire agreement of the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings with respect thereto.

5.	Other than as required by applicable Law or the rules of any national securities exchange (including as and to the extent required in connection with any SEC filing relating to the Merger and the other transactions contemplated by the Merger Agreement) (each a “Relevant Authority”), but subject in each such case to the final sentence hereof, or in connection with the enforcement of, or any Proceeding related to or arising in connection with, this Agreement or the Merger Agreement, each of the parties agree that it will not, nor will it permit its representatives, advisors or Affiliates to, disclose to any Person the contents of this Agreement, other than to (a) their respective Affiliates, limited partners, general partners, members, managers, directors, officers, employees, agents and advisors (collectively, “Representatives”) and (b) the Company and its Representatives; provided, that each of the foregoing is instructed to maintain the confidentiality of this Agreement subject to the terms set forth herein. In addition, the Company, the Investor, and their respective Affiliates and Representatives shall have the right to make such disclosures as are required by any Relevant Authority having jurisdiction over the Company, the Investor, and their respective Affiliates or Representatives; provided that, (i) except to the extent not reasonably practicable or as may be prohibited by applicable Law, such disclosing party shall provide a copy of any such disclosure to the other parties hereto, with a reasonable opportunity promptly to review and provide written comment on any such disclosure in advance, and the disclosing party shall consider such written comments in good faith and (ii) in no event will this Agreement be publicly filed or made publicly available without the prior written consent of the Investor.

June 27, 2021

6.	Each of the Investor Affiliates (as defined below) are express third party beneficiaries of Paragraphs 4, 5, 6, 7, 10, 11, 12 and 13 of this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than Parent and the Investor has obligations hereunder and that, notwithstanding that the Investor is a limited partnership, no Person has any remedy, recourse or right of recovery hereunder against, or contribution from any Investor Affiliate, through the Investor, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim by or on behalf of the Investor, Parent or Merger Sub against the Investor or any Investor Affiliate, or otherwise; provided that notwithstanding the foregoing, in the event that the Investor (x) consolidates or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any Person (in the case of (x) and (y), each a “Continuing Investor”), then Parent may seek recourse hereunder, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, against such Continuing Investor, but only to the extent of the liability of the Investor hereunder. For purposes of this Agreement, the term “Investor Affiliate” means any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of the Investor or the foregoing (it being understood that the term Investor Affiliate shall not include the Investor, Parent or Merger Sub). For the avoidance of doubt, neither the Investor nor any Investor Affiliate (other than each and every Continuing Investor, Parent and Merger Sub) is a party to, or has any obligations under, the Merger Agreement.

7.	Except as otherwise set forth in Paragraph 6 or this Paragraph 7, this Agreement is solely for the benefit of Parent and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any person other than Parent. This Agreement may only be enforced by Parent at the direction of its equityholders in a manner agreed by its equityholders or as otherwise required pursuant to an order of specific performance obtained by the Company pursuant to Section 9.9(b) of the Merger Agreement. In no event shall any of Parent’s creditors have any right to enforce this Agreement or to cause Parent to enforce this Agreement. Except as otherwise set forth in the immediately following sentence of this Paragraph 7, in the event any person other than Parent attempts to enforce this Agreement, the Investor’s obligations hereunder will automatically terminate. Notwithstanding anything to the contrary in this Agreement, the parties to this Agreement acknowledge and agree that the Company has relied upon this Agreement, the Company is an express and intended third party beneficiary hereof solely with respect to specifically enforcing the obligations of the Investor to fund the Commitment as and when due, and the Company shall have the right to seek and obtain an injunction, specific performance and other equitable relief to cause Parent to cause the Commitment to be funded in accordance with this Agreement when all of the conditions to funding the Commitment set forth herein have been satisfied and solely to the extent that Parent is required to cause the Commitment to be funded pursuant to Section 9.9(b) of the Merger Agreement, subject to the requirements set forth therein.

June 27, 2021

8.	Each party acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Investor under this Agreement are solely contractual and not fiduciary in nature.

9.	The Investor hereby represents and warrants with respect to itself to Parent that (a) it has all limited partnership power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by the Investor has been duly and validly authorized and approved by all necessary limited partnership action by it; (c) this Agreement has been duly and validly executed and delivered by it and, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement except as such enforceability may be limited under applicable bankruptcy, insolvency, moratorium, reorganization or similar applicable Laws from time to time in effect affecting the enforcement of creditors’ rights generally, or by general principles of equity; (d) it has and will have for so long as this Agreement shall remain in effect uncalled capital commitments or otherwise will have available funds sufficient to fund the amount of its Commitment when and as required hereunder; and (e) except for such consents, approvals, authorizations, permits of, filings with and notifications to, Governmental Entities contemplated by the Merger Agreement to be obtained or made after the date hereof, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement.

10.	This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Investor and the Company.

11.

(a)	THE AGREEMENT and all actions (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware), in connection with any dispute that arises in respect of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined exclusively by such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding by the personal delivery of copies of such process to such party or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

June 27, 2021

(b)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 11(b).

12.	This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of e-mail delivery of a “.pdf” format data file (or equivalent electronic delivery), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file (or equivalent electronic delivery) to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file (or equivalent electronic delivery) as a defense to the formation of a contract and each party hereto forever waives any such defense.

13.	This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

* * * * * * *

If this Agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

THOMA BRAVO FUND XIV, L.P.

By: Thoma Bravo Partners XIV, L.P.
Its: General Partner

By: Thoma Bravo UGP XIV, LLC
Its: General Partner

By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ S. Scott Crabill
Name: S. Scott Crabill
Its: Managing Partner

Accepted and agreed as of the date first written above

PROJECT QUICK PARENT, LLC

By:	/s/ S. Scott Crabill
Name:	S. Scott Crabill
Title:	President and Assistant Treasurer

Signature Page to Equity Commitment Letter